Exhibit 1.1(c)

SECOND AMENDMENT TO LETTER AGREEMENT DATED JUNE 28, 2013

This second amendment (the “Amendment”) to the letter agreement dated June 28, 2013 between Sterne, Agee & Leach, Inc. (“Sterne Agee”) and Edgewater Bank. (the “Bank”) with respect to the provision of financial advisory services (the “Agreement”) is made effective the 31st day of October 2013.

W I T N E S S E T H:

WHEREAS, Sterne Agee and the Bank have entered into the Agreement, pursuant to which Sterne Agee is acting as the exclusive financial advisor to the Bank in connection with the proposed mutual-to-stock conversion of the Bank and the concurrent sale of common stock of a stock holding company (together with Edgewater, the “Company”) to be formed by Edgewater; and

WHEREAS, Sterne Agee and the Company have determined that it is in the best interest of the parties to amend the Agreement in the manner set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement; and

WHEREAS, Sterne Agee and the Company intend that the Agreement shall remain in full force and effect, except as specifically modified herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises, and obligations of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Section 3(a) of the Agreement is amended and restated in its entirety to read as follows:

Management Fee. The Company will pay to Sterne Agee a refundable retainer fee of $25,000 (the “Management Fee”) in cash payable as follows: $12,500 upon the execution of this Agreement and $12,500 upon the initial filing of a Registration Statement with the SEC.  The Management Fee will be refundable to the Company to the extent services are not actually performed by Sterne Agee.

2.                                      Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective on the day and year first written above.

STERNE, AGEE & LEACH, INC.:

By:	/s/ Robert Toma
Robert Toma
Managing Director, Investment Banking

By:	/s/ Daryle A DiLascia
Daryle A. DiLascia
Head of Depository Investment Banking

EDGEWATER BANK:

By:	/s/ Richard Dyer
Richard Dyer
President & Chief Executive Officer